Exhibit 5

August 6, 2003

Vignette Corporation

1601 South MoPac Expressway

Austin, Texas 78746

Re:	Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 6, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,350,000 shares of Common Stock available for issuance under the Written Compensation Agreements for Michael K. Crosno (“the Agreements”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the shares pursuant to the Agreements.

It is our opinion that, when issued and sold in the manner described in the Agreements and pursuant to the agreements which accompany each grant under the Agreements, the shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation